Exhibit 10.1

American Wagering, Inc.

Amendment/Extension of Directors Stock Option Plan

At a meeting of the Board of Directors on August 1, 2006, the Company’s Directors Stock Option Plan was amended, extending the expiration date from April 30, 2006, to April 30, 2011. The amendment approved by the Board of Directors reads as follows:

RESOLVED, that Section 3.B. of the Directors Stock Option Plan is amended and restated to read as follows: “Subject to the provisions hereinafter contained relating to amendment or discontinuance, this Plan shall continue to be in effect until the close of business on April 30, 2011. No Options may be granted hereunder after the close of business on April 30, 2011.”